EXHIBIT 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to use of our report dated March 9, 1999 with respect to the financial statements of Hollywood Online Inc. for the years ended December 31, 1996, 1997 and 1998, included in the Big Entertainment, Inc. Form 8-K/A dated June 18, 1999, and to the incorporation by reference of such report in the Big Entertainment, Inc. Registration Statements (Form S-3 No. 333-21173) for the registration of 559,130 shares of common stock, (Form S-3 No. 333-38219) for the registration of 1,307,502 shares of common stock (Form S-3 No. 333-57855) for the registration of 821,618 shares of common stock, (Form S-3 No. 333-68209) for the registration of 1,264,872 shares of common stock, and (Form S-8 No. 333-14659) pertaining to the 1993 Stock Option Plan, as amended, and Directors Stock Option Plan.




                                                               Ernst & Young LLP
Los Angeles, California
June 18, 1999